Exhibit 99.1

CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data Systems
Tel: 972-348-5191

Stephanie Prince
FD Morgen-Walke
Tel: 212-850-5600

Media: Tony Good
Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD FIRST
QUARTER RESULTS

* All Growth Engines Meet or Surpass Expectations

* 2003 Guidance Re-Affirmed

Dallas, TX, April 15, 2003 — Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its first quarter ended March 31, 2003.

Total first quarter revenue increased 14 percent to $240.2 million compared to $210.3 million for the first quarter of 2002. Net income increased 173 percent to $12.3 million for the first quarter of 2003, or $0.16 per share, compared to $4.5 million, or $0.06 per share, for the first quarter of 2002.  EBITDA before stock compensation for the first quarter of 2003 increased 35 percent to $45.6 million compared to $33.9 million for the first quarter of 2002. Cash earnings increased 61 percent to $16.1 million, or $0.21 per share, compared to $10 million, or $0.13 per share, for the first quarter of 2002. (See “Financial Measures” below for a discussion of EBITDA before stock compensation and cash earnings)

“We are extremely pleased with our record first quarter performance,” commented Mike Parks, chairman and chief executive officer. “These results demonstrate the complementary capabilities that exist across our business units and the value clients are seeing from our integrated offerings. During the quarter, we brought to fruition contracts with TXU Corp, AEP and Centrica North America in the Utility Services business. In addition, despite a very difficult macro economic and retail environment, the Company again recorded outstanding growth in Private Label credit card sales.  This growth comes from the dual impact of Alliance’s success in gaining wallet share for its customers and the continuing ramp up of the new accounts we won in 2002. And in Marketing Services, we further solidified our AIR MILES® Reward Program sponsor base with the renewal of Canada Safeway, one of our top 10 clients.”

Segment Review

Transaction Services revenue, accounting for more than half of the Company’s total revenue, increased 8 percent in the first quarter to $143.1 million. EBITDA before stock compensation increased 15 percent in the first quarter to $19.5 million leading to an 80 basis point expansion in margin. Both Private Label and Utility Services, two of Alliance’s main growth engines, again posted strong double-digit gains in revenue and EBITDA before stock compensation due to the positive impacts of new client wins and core client gains. Overall topline growth was somewhat tempered by the ongoing impact of the selective pruning of low-margin customers completed in mid-2002.

Marketing Services revenue increased 9 percent in the first quarter to $59.7 million, while EBITDA before stock compensation increased 15 percent in the first quarter to $8.2 million. AIR MILES Reward Miles issued, which is a predictor of future performance, increased 9 percent in the first quarter.  Also, AIR MILES Reward Miles redeemed increased 4 percent during the first quarter against an unusually strong first quarter in 2002. This performance reflects the success of the Company’s multi-pronged growth strategy, which consists of increasing the number of new collectors and new sponsors while at the same time deepening relationships with existing sponsors.

Credit Services revenue increased 33 percent in the first quarter to $109.2 million. EBITDA before stock compensation increased 81 percent in the first quarter to $17.9 million. Total Private Label credit sales increased 16 percent, driving fee income and portfolio growth. The continued double digit growth in Credit Services results from the ramp up of new accounts won in 2002, increasing wallet share of existing Private Label credit customers and improvement in key operating expenses that benefited from lower financing costs and continued improvements in both credit losses and delinquencies.

Outlook

For the second quarter 2003, the Company expects cash earnings per share to be $0.18 to $0.19 versus $0.14 per share for second quarter 2002. For the full year 2003, the Company re-affirms its previous guidance of revenue of approximately $970 million, EBITDA before stock compensation of approximately $170 million, and cash earnings per share of approximately $0.73.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  They are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

Conference Call

Alliance Data Systems will host a conference call on April 15, 2003 at 5 p.m. (Eastern) to discuss the Company’s first quarter results. The conference call will be available via the Internet at www.alliancedatasystems.com. Additionally, there will be several slides accompanying the webcast.  Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The webcast will be available until April 25, 2003.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services. The company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages over 72 million consumer relationships for some of North America’s most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, http://www.alliancedatasystems.com.

Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

-tables to follow-

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002	Change
Revenues	$240.2	$210.3	14%
Net income	$12.3	$4.5	173%
Net income per share — diluted	$0.16	$0.06	167%
EBITDA before stock compensation expense	$45.6	$33.9	35%
Operating EBITDA before stock compensation expense	$48.2	$40.3	20%
Cash earnings	$16.1	$10.0	61%
Cash earnings per share — diluted	$0.21	$0.13	62%

	As of March 31, 2003	As of December 31, 2002

Cash and cash equivalents	$99.7	$30.4
Seller’s interest and credit card receivables	144.8	147.9
Redemption settlement assets	180.6	166.3
Intangibles assets, net	94.6	76.8
Goodwill	443.7	438.6
Total assets	1,554.6	1,453.4

Deferred revenue	379.4	360.1
Certificates of deposit	74.7	96.2
Core debt	196.1	196.7
Total liabilities	995.4	910.7
Stockholders’ equity	559.2	542.7

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002	Change
Segment Revenue:
Transaction Services	$143.1	$132.2	8%
Credit Services	109.2	82.1	33%
Marketing Services	59.7	54.6	9%
Intersegment	(71.8)	(58.6)	23%
	$240.2	$210.3	14%

Segment EBITDA before stock compensation expense:
Transaction Services	$19.5	$16.9	15%
Credit Services	17.9	9.9	81%
Marketing Services	8.2	7.1	15%
	$45.6	$33.9	35%

Key Indicators:
Core transactions processed	453.0	362.6	25%
Statements generated	39.3	34.4	14%
Average core portfolio	$2,532.1	$2,272.2	11%
Private label credit sales	$1,118.4	$960.7	16%
AIR MILES Reward Miles issued	571.7	522.5	9%
AIR MILES Reward Miles redeemed	321.6	308.3	4%

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Total revenue	$240.2	$210.3
Total operating expenses	214.6	195.4
Operating income	25.6	14.9
Financing costs (1)	5.7	6.0
Income before income taxes	19.9	8.9
Income tax expense	7.6	4.4
Net income	$12.3	$4.5
Net income per share — basic and diluted	$0.16	$0.06
Weighted average shares — basic	74.9	74.0
Weighted average shares — diluted	76.5	76.6

(1)                                  Financing costs includes non-cash fair value gain on swap of $1.5 million and $2.3 million for the three months ended March 31, 2003 and 2002, respectively

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002
EBITDA and Operating EBITDA before stock compensation expense:
Operating income	$25.6	$14.9
Stock compensation expense (2)	2.7	2.9
Depreciation and other amortization	12.9	9.3
Amortization of purchased intangibles	4.4	6.8
EBITDA before stock compensation expense	45.6	33.9
Plus change in deferred revenue	19.3	5.3
Less (increase) decrease change in redemption settlement assets	(14.3)	0.9
Foreign currency impact	(2.4)	0.2
Operating EBITDA before stock compensation expense	$48.2	$40.3
Cash Earnings:
Net income (GAAP)	$12.3	$4.5
Add back non-cash non-operating items:
Amortization of purchased intangibles	4.4	6.8
Stock compensation expense (2)	2.7	2.9
Mark to market swap adjustment (3)	(1.5)	(2.3)
Income tax benefit (4)	(1.8)	(1.9)
Cash earnings	$16.1	$10.0
Weighted average shares — diluted	76.5	76.6
Cash earnings per share — diluted	$0.21	$0.13

(2)                                  In the first quarter of 2003 and 2002, the Company recorded stock compensation expense primarily related to the vesting of performance based restricted stock for certain officers.

(3)                                Represents the non-cash fair value gain on an interest rate swap that does not meet the hedging requirements of Statement of Financial Accounting Standards No. 133, as revised.

(4)                                  Represents GAAP income taxes adjusted for the related tax benefit or expense for the non-cash non-operating items.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT EBITDA
BEFORE STOCK COMPENSATION EXPENSE

(Unaudited) (In millions, except per share amounts)

	Three months ended March 31, 2003
	Operating income	Depreciation & amortization	Stock compensation Expense (5)	EBITDA(6)
Transaction Services	$7.0	$11.6	$0.9	$19.5
Credit Services	15.6	1.4	0.9	17.9
Marketing Services	3.0	4.3	0.9	8.2
	$25.6	$17.3	$2.7	$45.6

	Three months ended March 31, 2002
	Operating income	Depreciation & amortization	Stock compensation expense(5)	EBITDA(6)
Transaction Services	$4.8	$10.7	$1.4	$16.9
Credit Services	7.6	1.5	0.8	9.9
Marketing Services	2.5	3.9	0.7	7.1
	$14.9	$16.1	$2.9	$33.9

(5)                                  In the first quarter of 2003 and 2002, the Company recorded stock compensation expense primarily related to the vesting of performance based restricted stock for certain officers.

(6)                                  Represents segment EBITDA before stock compensation expense and is equal to operating income plus depreciation and amortization and stock compensation expense.

###